EXHIBIT 10.2

Boise Cascade, L.L.C.

1111 West Jefferson Street   PO Box 50   Boise, ID 83728

T 208 384 4850   F 208 384 4913

TomStephens@BC.com

W. Thomas Stephens

Chairman & Chief Executive Officer

October 1, 2005

Alexander Toeldte

15 Lammermoor Drive

St. Heliers, Auckland

NEW ZEALAND

Subject:                                                     Foreign Service Policy

Dear Alexander:

This letter summarizes the provisions of the Foreign Service Policy as it relates to your employment in the United States.  The primary objective is to clarify certain features of the policy and to explain provisions unique to your move.

This letter is not a contract of employment.  Nothing in this letter is intended to imply guaranteed employment.  Tax codes, laws, benefits programs, and policies change may impact the provisions of the foreign service policy as it applies to you.

Duration of Assignment

This assignment to Boise, Idaho, is anticipated to be permanent and our intent is to treat you as any other United States employee with respect to your position within the organization, once we have completed your relocation and a brief transition period.  If due to immigration requirements you, or members of your family, can not continue to reside in the United States, we will provide for your repatriation to New Zealand as long as you are actively employed with us when you receive notice from the U.S. Immigration authorities that you cannot continue to reside in the U.S. or you receive such notice within 180 days following termination of employment.  You must advise Boise Cascade of such notice within 30 days of your receipt by certified mail.

Immigration

Fran Voulelis will assist you in the process of collecting the appropriate documents to submit to the third party attorney who will handle filing the paperwork to allow you to work in the United States and obtain permanent residence.  It is your responsibility to present the information necessary to allow your wife and children to enter and reside in the United States as well.  The legal expenses will be paid by Boise Cascade.

Allowances

You will not be provided with Good/Services/Currency Equalization and Housing Equalization as you will be a permanent United States resident.

Boise will not provide you with an automobile other than specified below while relocating to Boise.

Taxes

It is our practice to equalize taxes so that employees relocated under the foreign service policy, on average, are not adversely impacted by taxes between countries as a result of the relocation.  Adverse impact is relative to the originating country’s tax alone.  Under current tax law, compensation earned in respect to services rendered in the United States under an HB-1 visa is only taxed in the United States and income earned in New Zealand is only taxed in New Zealand.  Your citizenship in Germany and your wife’s Canadian citizenship do not appear to have a tax consequence.   For 2005 and 2006, the company will protect you from any adverse tax impact.  In protecting taxes, the company will consider company-earned (source) as well as non-company-earned (nonsource) income and will protect income earned through December 31, 2006, or if earlier, your last day worked.  Tax protection for the United States includes only Federal and State Income tax.

Because reimbursement of taxes by the company creates an additional tax liability for you, if there is a final tax reimbursement to you, it will be grossed up at a rate commensurate with average marginal tax brackets at the time.

You are required to file completed and accurate tax returns as required in New Zealand, the United States, or any other country requiring a tax return from you.

The company will pay reasonable costs associated with the services of a tax adviser for the preparation of your personal income tax returns in New Zealand, the United States, and any third country.  The company has engaged Ernst & Young for the provision of tax services.  The costs outlined above are met by the company on the assumption you will utilize the services of the tax adviser chosen by the company.  No other tax adviser’s fees will be reimbursed, nor will costs outside the scope of agreement with the tax adviser.

Moving, Travel, Household Goods, Etc.

You will receive a complete relocation package.  You will receive $41,666.67 as a Relocation Allowance, plus storage of household goods (up to six months), reasonable air shipment of some household goods, purchase of appliances (up to $3,000) and up to six months of temporary living.  Temporary living will include lease, utility, and maintenance expenses.  The leased house will be furnished and as similar as possible, based on availability, to your housing in your originating country.  We will reimburse you for ordinary and customary expenses incurred by you for the sale of your home in New Zealand.  You will also be eligible for reimbursement of two rental cars for up to three months.  You and your family will be entitled to business class air fares to the United

States upon acceptance of this position.  All expenses must be submitted within 90 days from when the expenses were incurred.  We will not provide cash in lieu of expenses.

The company will meet any tax liability arising from the above items.

Appraised Value Offer (Guaranteed Buyout)

Boise will extend an Appraised Value Offer if your home in New Zealand does not sell within 90 days of listing.  Under this program, we will obtain one Home Appraisal from a certified Appraiser and one Broker’s Market Appraisal for a licensed Real Estate agent.  If the value of these two appraisals is within 5% of each other, we will offer to purchase your home at the average value.  If they differ by more than 5%, we will obtain another Home Appraisal and offer to purchase your home from you based on the average value of the two appraisals closest to each other.  All program costs, including closing costs, are paid by Boise.

The company assumes no liability for losses you may incur from foreign home ownership, including currency-exchange losses.

Please review this information carefully.  As you are well aware, relocating to a foreign country is complicated.  If any of this differs from your understanding, please let me know.

If you agree to the terms outlined in this offer and sign below, you are indicating that you understand and accept the provisions of the program as outlined in this letter.  The attached copy is for your records.

Very truly yours,

/s/ Tom Stephens

Tom Stephens

WTS/cw

Enclosure

I understand and accept the provisions of the Foreign Service Program as outlined above.

October 1, 2005	/s/ Alexander Toeldte
Date	Alexander Toeldte